Exhibit 10.24
FIRST LOAN MODIFICATION AGREEMENT
    This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 30, 2021, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 1200 17th St. 16th Floor, Denver, Colorado 80202 (“Bank”), and APPIAN CORPORATION, a Delaware corporation, with its principal place of business at 7950 Jones Branch Drive, McLean, Virginia 22102 (“Borrower”).
1.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of November 1, 2017, evidenced by, among other documents, a certain Third Amended and Restated Loan and Security Agreement dated as of November 1, 2017, between Borrower and Bank (the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2.DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3.DESCRIPTION OF CHANGE IN TERMS.
A.Modifications to Loan Agreement.

1Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, on or before the date that is thirty (30) days from the date of this Loan Modification Agreement, in form and substance satisfactory to Bank: (a) a certificate on the Acord 25 form with respect to Borrower’s general liability insurance policy; (b) a certificate on the Acord 28 form with respect to Borrower’s property insurance policy; (c) an endorsement to Borrower’s general liability insurance policy that names Bank as an additional insured; (d) an endorsement to Borrower’s property insurance policy that names Bank as the sole lender loss payee; and (e) endorsements to the Borrower’s general liability and property insurance policies stating that the insurer will give Bank at least twenty (20) days prior written notice before any such policy or policies shall be materially altered or canceled. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence on or before the date that is thirty (30) days from the date of this Loan Modification Agreement shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.
2The Loan Agreement shall be amended by deleting the following text, appearing in the preamble thereof:
“APPIAN CORPORATION, a Delaware limited liability company (“Borrower”),”
and inserting in lieu thereof the following:
“APPIAN CORPORATION, a Delaware corporation (“Borrower”),”
3The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2 thereof:

“    (a)    Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.0%) (for clarity, in the event that Bank imposes the foregoing rate on the amount of any LIBOR Advance, Bank shall not charge the Default Rate on such amount). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.”

and inserting in lieu thereof the following:

“    (a)    Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Applicable Rate. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.”
4The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2 thereof:

“    (c)    LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.5 and 3.6, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance. The LIBOR Rate Margin applicable to LIBOR Advances shall be determined on the basis of Borrower’s most recent quarterly Average Daily Usage, as determined by Bank.”
and inserting in lieu thereof the following:

“    (c)    SOFR Advances. Changes to the interest rate of any Credit Extension based on changes to the Term SOFR shall be effective on the effective date of any change to the Term SOFR and to the extent of any such change. The SOFR Margin applicable to SOFR Advances shall be determined on the basis of Borrower’s most recent quarterly Average Daily Usage, as determined by Bank.”
5The Loan Agreement shall be amended by inserting the following new Sections 2.6 and 2.7, appearing immediately after Section 2.5 thereof:

“    2.6    Rates.     Bank does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, the Term SOFR, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Prime Rate, the Term SOFR or any other benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, the Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Bank may select information sources or services in its reasonable discretion to ascertain the Prime Rate, the Term SOFR or other benchmark, in each case, pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.7    Conforming Changes. In connection with the use or administration of any benchmark rate, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to any Loan Document. Bank will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of such benchmark rate.”
6The Loan Agreement shall be amended by deleting the following text, appearing in Section 3.4:
“    (a)    Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon

Borrower’s irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advances is necessary to meet Obligations which have become due. The Notice of Borrowing must be received by Bank prior to 12:00 p.m. Eastern time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. Notwithstanding any terms in this Agreement to the contrary, each LIBOR Advance shall not be less than One Million Dollars ($1,000,000.00) and shall be in a multiple of One Hundred Thousand Dollars ($100,000.00). In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.”
and inserting in lieu thereof the following:
“    (a)    Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank by electronic mail. Together with any such electronic notification, Borrower shall deliver to Bank by electronic mail a completed Notice of Borrowing executed by an Authorized Signer or his or her designee. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (a) at least three (3) U.S. Government Securities Business Days prior to the requested Funding Date, in the case of any SOFR Advance, and (b) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (i) the amount of the Advance; (ii) the requested Funding Date; (iii) whether the Advance is to be comprised of SOFR Advances or Prime Rate Advances; and (iv) the duration of the Interest Period applicable to any such SOFR Advances included in such notice. If no Interest Period is specified with respect to any requested SOFR Advance, Borrower shall be deemed to have selected an Interest Period of one month’s duration. In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.”
7The Loan Agreement shall be amended by deleting the following, appearing as Sections 3.5, 3.6 and 3.7 thereof:

“    3.5    Conversion and Continuation Elections.
(a)    So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:
(1)    elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;
(2)    elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or
(3)    elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.
(b)    Borrower shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Eastern time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1)    proposed Conversion Date or Continuation Date;
(2)    aggregate amount of the Advances to be converted or continued;
(3)    nature of the proposed conversion or continuation; and
(4)    if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.
(c)    If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.
(d)    Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default exists, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.5(d).
(e)    Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.
3.6    Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
(a)    Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
(b)    Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by electronic mail or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.
(c)    Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:
(A)    the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over
(B)    the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above. Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d)    Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.
(e)    LIBOR Advances After an Event of Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.
3.7    Additional Requirements/Provisions Regarding LIBOR Advances.
(a)    Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any out-of-pocket costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
(i)    changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
(ii)    imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or
(iii)    imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
    Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(a). Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
(b)    If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.
(c)    If, at any time, Bank, in its reasonable discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.
(d)    If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances or to perform its obligations hereunder, or if the LIBOR Rate becomes unavailable for any reason, upon demand by Bank, Borrower shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/

Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.”
and inserting in lieu thereof the following:

“    3.5    Conversion and Continuation Elections; Limitations on SOFR Tranches.
(a)    Borrower may elect from time to time to convert SOFR Advances to Prime Rate Advances by giving Bank prior notice in a Notice of Conversion/Continuation of such election no later than 12:00 p.m. Pacific time one (1) Business Day prior to the proposed conversion date; provided that any such conversion of SOFR Advances may only be made on the last day of an Interest Period with respect thereto. Borrower may elect from time to time to convert Prime Rate Advances to SOFR Advances by giving Bank prior notice in a Notice of Conversion/Continuation of such election no later than 12:00 p.m. Pacific time three (3) U.S. Government Securities Business Days prior to the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Prime Rate Advance may be converted into a SOFR Advance when any Event of Default has occurred and is continuing. If no Interest Period is specified with respect to any SOFR Advance in a Notice of Conversion/Continuation delivered by Borrower to Bank, Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(b)    Borrower may elect from time to time to continue any SOFR Advance by giving Bank prior notice of such election in a Notice of Conversion/Continuation, in accordance with the applicable provisions of the term “Interest Period”, of the length of the next Interest Period to be applicable to such SOFR Advance; provided that no SOFR Advance may be continued as such when any Event of Default has occurred and is continuing; provided further that (x) if Borrower shall fail to give any required notice as described above in this paragraph, upon the expiration of the then current Interest Period, such SOFR Advances shall be automatically continued as SOFR Advances bearing interest at a rate based upon the Term SOFR and with an Interest Period of the same length as then expiring Interest Period or (y) if such continuation is not permitted pursuant to the preceding proviso, such SOFR Advances shall be automatically converted to Prime Rate Advances on the last day of such then expiring Interest Period.
(c)    Notwithstanding anything to the contrary in any Loan Document, each request for or conversion to a SOFR Advance shall be equal to One Million Dollars ($1,000,000.00) or a whole multiple of One Hundred Thousand Dollars ($100,000.00) in excess thereof (or, if the then aggregate Available Amount is less than One Million Dollars ($1,000,000.00), such lesser amount). Notwithstanding anything to the contrary in any Loan Document, all borrowings, conversions and continuations of SOFR Advances and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of the SOFR Advances comprising each SOFR Tranche shall be equal to One Million Dollars ($1,000,000.00) or a whole multiple of One Hundred Thousand Dollars ($100,000.00) in excess thereof (or such lesser amount as shall represent all of the SOFR Advances then outstanding), and (ii) no more than seven SOFR Tranches shall be outstanding at any one time.
(d)    After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a SOFR Advance after the expiration of any Interest Period then in effect for such Advance and (ii), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

(e)    Subject to the prior satisfaction of all other applicable conditions to the conversion or continuation of an Advance set forth in this Agreement, a Notice of Conversion/Continuation of a SOFR Advance that requests a conversion of a Prime Rate Advance to a SOFR Advance, continuation of a SOFR Advance or conversion of a SOFR Advance to a Prime Rate Advance must specify: (i) the amount of the Advance to be converted or continued; (ii) the requested conversion or continuation date; (iii) the nature of the proposed conversion or continuation; (iv) in the case of a continuation of a SOFR Advance or a conversion of a Prime Rate Advance to a SOFR Advance, the duration of the Interest Period applicable for such Advance; and (v) any other information requested on the form of Notice of Conversion/Continuation. In the case of a continuation of a SOFR Advance or a conversion of a Prime Rate Advance to a SOFR Advance, if no Interest Period is specified in such Notice of Conversion/Continuation, an Interest Period of one month’s duration shall be deemed to have been selected.
3.6    Special Provisions Governing SOFR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to SOFR Advances as to the matters covered herein:
(a)    Inability to Determine Interest Rates. Subject to Section 3.6(b),
(i)    if Bank determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof; or
(ii)    Bank determines that for any reason in connection with any request for a SOFR Advance or a conversion thereto or a continuation thereof that “Term SOFR” for any requested Interest Period with respect to a proposed SOFR Advance does not adequately and fairly reflect the cost to Bank of funding such Advance,
Bank will promptly so notify Borrower. Upon notice thereof by Bank to Borrower, any obligation of Bank to make and any right of Borrower to continue SOFR Advances or to convert Prime Rate Advances to SOFR Advances shall be suspended (to the extent of the affected Interest Periods) until Bank revokes such notice. Upon receipt of such notice, (x) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Prime Rate Advances in the amount specified therein and (y) any outstanding affected SOFR Advances will be deemed to have been converted into Prime Rate Advances at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.6(c).
(b)    Benchmark Replacement Setting. If at any time Bank determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in Section 3.6(a) have arisen and such circumstances are unlikely to be temporary; or (B) the circumstances set forth in Section 3.6(a) have not arisen but the supervisor for the Term SOFR Administrator or a Governmental Authority having jurisdiction over Bank has made a public statement announcing that such administrator has ceased or will cease to provide SOFR, permanently or indefinitely, or that SOFR is no longer representative, then Bank shall determine an alternate rate of interest to SOFR and a spread adjustment mechanism that gives due consideration to (1) any selection or recommendation of a replacement rate or the mechanism for determining such a rate or spread adjustment mechanism by the Federal Reserve Board of Governors and/or a committee officially endorsed or convened by the Federal Reserve Board of Governors, or any successor thereto and/or (2) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to SOFR for similarly situated loans in the United States at such time, and Bank shall amend this Agreement to reflect such alternate rate of interest, such spread adjustment, and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Bank shall provide Borrower with notice of such amendment. Notwithstanding anything to the contrary in Section 12.7 (Amendments in Writing; Waiver; Integration), such amendment shall become effective at 5:00 p.m. Pacific time on the tenth (10th) Business Day after Bank has provided such amendment to Borrower without any further action or consent of Borrower, so long as Bank has not received, by such time, written notice of objection to such amendment from Borrower. In the event that Borrower objects to such amendment, Bank and Borrower shall endeavor to agree on an alternate rate of interest that is mutually acceptable. Until an alternate rate of interest shall be determined in accordance with this Section 3.6(b) (but in the case of the circumstances described in clause (B) of the first sentence of this Section 3.6(b), only to the extent that SOFR is not available or published at such time on a current basis), (x) any SOFR Advances requested to be made shall be made as Prime Rate Advances, and (y) any outstanding SOFR Advances shall be converted to Prime Rate Advances on the date determined by Bank as notified by Bank to Borrower.
(c)    Indemnity. In the event of, (i) the payment of any principal of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default) or (iii) the failure to borrow, convert, continue or prepay any SOFR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Bank for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.
3.7    Additional Requirements/Provisions Regarding SOFR Advances.
(a)    Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any out-of-pocket costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any SOFR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
(i)    changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any SOFR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
(ii)    imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any SOFR Advances); or
(iii)    imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
    Bank will notify Borrower of any event occurring after the First LMA Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(a). Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make SOFR Advances, of making or maintaining SOFR Advances, or on amounts receivable by it in respect of SOFR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
(b)    If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine (9) month period shall be extended to include the period of such retroactive effect. The obligations of Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.
(c)    If, at any time, Bank, in its reasonable discretion, determines that (i) the amount of SOFR Advances for periods equal to the corresponding Interest Periods are not available to Bank, or (ii) Term SOFR does not accurately reflect the cost to Bank of lending the SOFR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the SOFR Advances shall terminate; provided, however, SOFR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to SOFR Advances.
(d)    If it shall become unlawful for Bank to continue to fund or maintain any SOFR Advances or to perform its obligations hereunder, or if Term SOFR becomes unavailable for any reason, upon demand by Bank, Borrower shall prepay the SOFR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a SOFR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.”
8The Loan Agreement shall be amended by deleting the following, appearing as Section 5.4 thereof:
“    5.4    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.”
and inserting in lieu thereof the following:
“    5.4    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.”
9The Loan Agreement shall be amended by deleting the following, appearing as Section 5.10 thereof:

“    5.10    Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).”
and inserting in lieu thereof the following:

“    5.10    Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).”
10The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:
“    6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:
    (a)    Quarterly Financial Statements. As soon as available, but no later than five (5) days after filing with the SEC, Borrower’s 10-Q report, provided that, if Borrower has been granted an extension by the SEC with respect to any of the first three (3) quarters of any fiscal year of Borrower permitting the late filing by Borrower of any quarterly report on form 10-Q or if Borrower is not required to deliver a 10-Q for any such quarter for any reason, Borrower shall deliver to Bank no later than forty-five (45) days after the last day of such fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering Borrower’s and its Subsidiaries’ consolidated and consolidating operations for such month certified by a Responsible Officer. For purposes of this Section 6.2(a), making the 10-Q available on Borrower’s website or through EDGAR shall constitute “providing” Bank with such filing, provided, however, Borrower shall first have notified Bank in writing (which may be by electronic mail) of the posting of any such documents;
(b)    Compliance Certificate. With each 10-Q, 10-K or other financial statement required pursuant to Section 6.2(a) or 6.2(d), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of the applicable period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;”
and inserting in lieu thereof the following:
“    6.2    Financial Statements, Reports. Provide Bank with the following by submitting to the Financial Statement Repository:
    (a)    Quarterly Financial Statements. As soon as available, but no later than five (5) days after filing with the SEC, Borrower’s 10-Q report, provided that, if Borrower has been granted an extension by the SEC with respect to any of the first three (3) quarters of any fiscal year of Borrower permitting the late filing by Borrower of any quarterly report on form 10-Q or if Borrower is not required to deliver a 10-Q for any such quarter for any reason, Borrower shall deliver to Bank no later than forty-five (45) days after the last day of such fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering Borrower’s and its Subsidiaries’ consolidated and consolidating operations for such month. For purposes of this Section 6.2(a), making the 10-Q available on Borrower’s website or through EDGAR shall constitute “providing” Bank with such filing, provided, however, Borrower shall first have notified Bank in writing (which may be by electronic mail) of the posting of any such documents;
(b)    Compliance Statement. With each 10-Q, 10-K or other financial statement required pursuant to Section 6.2(a) or 6.2(d), a completed Compliance Statement confirming that, as of the end of the applicable period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;”
11The Loan Agreement shall be amended in Section 6.2 by (i) deleting the “and” appearing at the end of subsection (g), (ii) deleting the “.” appearing at the end of subsection (h) and inserting in lieu thereof “; and” and (iii) inserting the following new subsection (i):
“    (i)    prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.”
12The Loan Agreement shall be amended by inserting the following new text, appearing at the end of Section 6.2 thereof:

“Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (a) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct, (b) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable; (c) as of the date of such submission, no Events of Default have occurred or are continuing; (d) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable; (e) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8; and (f) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.”
13The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.6 thereof:
“    (a)    Maintain all of its operating, depository and securities accounts with Bank and Bank’s Affiliates; provided, however, that, (i) Borrower shall be permitted to maintain accounts with financial institutions other than Bank so long as such accounts contain solely non-cash securities and an aggregate amount of cash (for all such accounts together) not exceeding Fifty Thousand Dollars ($50,000.00) or are used solely for short-term and long-term investments and (ii) Borrower’s Foreign Subsidiaries shall be permitted to maintain accounts with financial institutions other than Bank outside of the United States containing an aggregate amount (for all such accounts together) not to exceed Fifteen Million Dollars ($15,000,000.00) (or the Dollar Equivalent thereof for accounts containing funds denominated in a currency other than Dollars).”
and inserting in lieu thereof the following:
“    (a)    Maintain all of its operating and depository accounts with Bank and Bank’s Affiliates; provided, however, that, (i) Borrower shall be permitted to maintain accounts with financial institutions other than Bank so long as such accounts contain solely non-cash securities and an aggregate amount of cash (for all such accounts together) not exceeding Fifty Thousand Dollars ($50,000.00) or are used solely for short-term and long-term investments and (ii) Borrower’s Foreign Subsidiaries shall be permitted to maintain accounts with financial institutions other than Bank outside of the United States containing an aggregate amount (for all such accounts together) not to exceed Fifteen Million Dollars ($15,000,000.00) (or the Dollar Equivalent thereof for accounts containing funds denominated in a currency other than Dollars).”
14The Loan Agreement shall be amended by deleting the following, appearing as Section 6.7 thereof:
“    6.7    Financial Covenants.

(a)    Adjusted Quick Ratio. Maintain at all times, to be tested as of the last day of each calendar quarter, an Adjusted Quick Ratio of at least 1.35 to 1.0.
    (b)    Adjusted EBITDA. Maintain at all times during each twelve (12) month period with respect to which Borrower’s and its Subsidiaries’ Adjusted Quick Ratio is less than 2.50:1.0 at any time, to be tested as of the last day of each calendar quarter, Adjusted EBITDA for the twelve (12) month period ending on such day of at least: (i) ($12,000,000.00) for the twelve (12) month periods ending September 30, 2017, December 31, 2017 and March 31, 2018, (ii) ($5,000,000.00) for the twelve (12) month periods ending June 30, 2018, September 30, 2018 and December 31, 2018 and (iii) $1.00 for the twelve (12) month period ending March 31, 2019 and for each twelve (12) month period ending on the last day of each calendar quarter thereafter.”
and inserting in lieu thereof the following:
“    6.7    Financial Covenants.

(a)    Adjusted Quick Ratio. Maintain at all times during each calendar quarter with respect to which Borrower’s and its Subsidiaries’ Net Cash is equal to Fifty Million Dollars ($50,000,000.00) or less at any time, to be tested as of the last day of each such calendar quarter, an Adjusted Quick Ratio of at least 1.35 to 1.0.
    (b)    Adjusted EBITDA. Adjusted EBITDA. Maintain at all times during each twelve (12) month period with respect to which Borrower’s and its Subsidiaries’ Adjusted Quick Ratio is less than 2.50:1.0 at any time, to be tested as of the last day of each calendar quarter, Adjusted EBITDA for the twelve (12) month period ending on such day of at least: (i) ($12,000,000.00) for the twelve (12) month periods ending September 30, 2017, December 31, 2017 and March 31, 2018, (ii) ($5,000,000.00) for the twelve (12) month periods ending June 30, 2018, September 30, 2018 and December 31, 2018 and (iii) $1.00 for the twelve (12) month period ending March 31, 2019 and for each twelve (12) month period ending on the last day of each calendar quarter thereafter through and including the twelve (12) month period ended October 31, 2021.”
15The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.1 thereof:
“Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”),”

and inserting in lieu thereof the following:
“Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”),”
16The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.3 thereof:
“Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except for Permitted Acquisitions.”
and inserting in lieu thereof the following:
“Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except for Permitted Acquisitions.”
17The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.7 thereof:
“(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may pay dividends and repurchase the stock of former employees or consultants pursuant to stock repurchase agreements, so long as, in each case (i) Borrower provides Bank, at least thirty (30) days before the contemplated dividend or stock repurchase, written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such dividend or repurchase) Borrower and its Subsidiaries will have an Adjusted Quick Ratio of greater than 2.0:1.0 immediately after giving effect to such contemplated transaction and (ii) an Event of Default does not exist at the time of any such dividend repurchase and would not exist after giving effect to any such dividend or repurchase;”

and inserting in lieu thereof the following:
“(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may pay dividends and repurchase the stock of former employees or consultants pursuant to stock repurchase agreements, so long as, in each case (i) Borrower provides Bank either (A) evidence satisfactory to Bank that, on a pro forma basis (after giving effect to such dividend or repurchase), Borrower’s and its Subsidiaries’ Net Cash will be greater than Fifty Million Dollars ($50,000,000.00) after giving effect to such contemplated dividend or repurchase or (B) at least thirty (30) days before the contemplated dividend or stock repurchase, written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such dividend or repurchase) Borrower and its Subsidiaries will have an Adjusted Quick Ratio of greater than 2.0:1.0 immediately after giving effect to such contemplated dividend or repurchase and (ii) an Event of Default does not exist at the time of any such dividend or repurchase and would not exist after giving effect to any such dividend or repurchase;”
18The Loan Agreement shall be amended by deleting the following text, appearing in Section 10 thereof:
“with a copy to:        Riemer & Braunstein LLP
            Three Center Plaza
            Boston, Massachusetts 02108
            Attn: David A. Ephraim, Esquire
            Fax: (617) 880-3456
            Email: DEphraim@riemerlaw.com”
and inserting in lieu thereof the following:
“with a copy to:        Morrison & Foerster LLP
            200 Clarendon Street, Floor 20
            Boston, Massachusetts 02116
            Attn:     David A. Ephraim, Esquire
            Fax:     (617) 830-0142
            Email:     DEphraim@mofo.com”
19The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Permitted Acquisition” in Section 13.1 thereof:
“    (c) the total aggregate consideration to be paid by Borrower (including the value of stock issued by Borrower) in connection therewith in all of the contemplated transactions during the term of this Agreement does not exceed Fifty Million Dollars ($50,000,000.00) in the aggregate; provided that the amount of cash consideration paid by Borrower in connection with any acquisition consummated at a time when Borrower’s and its Subsidiaries’ Adjusted Quick Ratio is greater than 2.0:1.0 will not be subject to the foregoing cap;

(d) for any acquisition with respect to which (i) all, or any portion, of the consideration to be paid consists of cash or other property of Borrower other than stock and (ii) Borrower is unable to provide written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such transaction) Borrower and its Subsidiaries will have an Adjusted Quick Ratio of greater than 2.0:1.0 immediately after giving effect to such contemplated transaction, Borrower provides Bank, at least thirty (30) days before the closing of the contemplated transaction, the total consideration to be paid by Borrower (including the value of Borrower’s or stock issued by Borrower) in connection with such acquisition may not exceed Ten Million Dollars ($10,000,000.00);”
and inserting in lieu thereof the following:
“    (c) the total aggregate consideration to be paid by Borrower (including the value of stock issued by Borrower) in connection therewith in all of the contemplated transactions during the term of this Agreement does not exceed Fifty Million Dollars ($50,000,000.00) in the aggregate; provided that the amount of cash consideration paid by Borrower will not be subject to the foregoing cap in connection with any acquisition consummated at a time when either (i) Borrower’s and its Subsidiaries’ Net Cash is greater than Fifty Million Dollars ($50,000.000.00) or (ii) Borrower’s and its Subsidiaries’ Adjusted Quick Ratio is greater than 2.0:1.0;
(d) for any acquisition with respect to which (i) all, or any portion, of the consideration to be paid consists of cash or other property of Borrower other than stock and (ii) Borrower is unable to provide either (A) evidence satisfactory to Bank that, on a pro forma basis (after giving effect to such transaction), Borrower’s and its Subsidiaries’ Net Cash will be greater than Fifty Million Dollars ($50,000,000.00) after giving effect to such contemplated transaction or (B) at least thirty (30) days before the closing of the contemplated transaction, written confirmation supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such transaction) Borrower and its Subsidiaries will have an Adjusted Quick Ratio of greater than 2.0:1.0 immediately after giving effect to such contemplated transaction, the total consideration to be paid by Borrower (including the value of Borrower’s or stock issued by Borrower) in connection with such acquisition may not exceed Ten Million Dollars ($10,000,000.00);”
20The Loan Agreement shall be amended by inserting the following new definitions, appearing alphabetically in Section 13.1 thereof:

“    “Additional Costs” is defined in Section 3.7(a).”

“    “Applicable Rate” means, (a) for Prime Rate Advances, the Prime Rate plus the Prime Rate Margin, and, (b) for SOFR Advances, the Term SOFR plus the SOFR Margin.”

“    “Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.”

“    “Conforming Changes” means, with respect to either the use or administration of any benchmark or the use, administration, adoption or implementation of any benchmark replacement rate, any technical, administrative or operational changes (including changes to definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.6(c) and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).”
“    “Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”

“    “Financial Statement Repository” is each of wdeevy@svb.com, owynn@svb.com and bwolf@svb.com, or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time.
“    “First LMA Effective Date” is December 30, 2021.”
“    “Net Cash” means (a) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents maintained in accounts of Borrower and its Subsidiaries at Bank, minus (b) the aggregate outstanding amount of all obligations and liabilities of Borrower and its Subsidiaries owed to Bank.”
“    “Prime Rate Advance” means an Advance the rate interest applicable to which is based upon the Prime Rate.”
“    “Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.”
“    “SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.”
“    “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).”
“    “SOFR Advance” means an Advance the rate of interest applicable to which is based upon the Term SOFR.”
“    “SOFR Margin” is the rate per annum set forth under the relevant column heading on Schedule 1 attached hereto by reference to the Average Daily Usage of the Revolving Line.”
“    “SOFR Tranche” means the collective reference to SOFR Advances the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Advances shall originally have been made on the same day).”

“    “Term SOFR” is the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and the Term SOFR Reference Rate has not been replaced as the benchmark rate, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if the Term SOFR determined as provided above (including pursuant to the proviso above) is less than zero percent (0.0%), then the Term SOFR shall be deemed to be zero percent (0.0%).”

“    “Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).”
“    “Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.”

“    “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.”
21The Loan Agreement shall be amended by deleting the definitions of “Compliance Certificate”, “Conversion Date”, “Interest Rate Determination Date”, “LIBOR”, “LIBOR Advance”, “LIBOR Rate”, “LIBOR Rate Margin” and “Reserve Requirement” where they appear in Section 13.1 thereof.
22The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:
“    “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, except that, if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.”
“    “Default Rate” is defined in Section 2.2(b).”
“    “Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.”
“    “Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), three (3), six (6) or twelve (12) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.”
“    “Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).”

“    “Revolving Line Maturity Date” is the date that is five (5) years from the Effective Date.”
and inserting in lieu thereof the following:
“    “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.”
“    “Default Rate” is defined in Section 2.2(e).”
“    “Interest Payment Date” means, (a) as to any Prime Rate Advance, the first calendar day of each calendar month to occur while such Advance is outstanding and the Revolving Line Maturity Date, (b) as to any SOFR Advance having an Interest Period of three (3) months or less, the last Business Day of such Interest Period and the Revolving Line Maturity Date, (c) as to any SOFR Advance having an Interest Period longer than three (3) months, each Business Day that is three (3) months after the first day of such Interest Period, the last Business Day of such Interest Period and the Revolving Line Maturity Date, and (d) as to any Advance, the date of any repayment or prepayment made in respect thereof.”
“    “Interest Period” means (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Advance and ending on the numerically corresponding day in the month that is one (1), three (3) or six (6) months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Advance and ending on the numerically corresponding day in the month that is one, three or six months thereafter, as selected by Borrower in a Notice of Conversion/Continuation delivered to Bank not later than 12:00 p.m. Pacific time on the date that is three (3) U.S. Government Securities Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    Borrower may not select an Interest Period that would extend beyond the Stated Maturity Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;
(iv)    no tenor that has been removed from this definition pursuant to Section 3.6(b) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.”
“    “Prime Rate” is the greater of (a) rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors) and (b) three and one-quarter of one percent (3.25%).”
“    “Revolving Line Maturity Date” is November 1, 2025.”

23Schedule 1 of the Loan Agreement is hereby replaced with Schedule 1 attached hereto.

24The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Statement attached as Schedule 2 hereto.

25The Notice of Borrowing appearing as Exhibit C to the Loan Agreement is hereby replaced with the Notice of Borrowing attached as Schedule 3 hereto.

26The Notice of Conversion/Continuation appearing as Exhibit D to the Loan Agreement is hereby replaced with the Notice of Conversion/Continuation attached as Schedule 4 hereto.
4.FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Forty Thousand Dollars ($40,000.00), which fee shall be fully earned, due and payable as of the date hereof. Borrower shall also reimburse Bank for all documented out-of-pocket legal fees and expenses reasonably incurred by Bank directly in connection with this amendment to the Existing Loan Documents.
5.RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of November 1, 2017, as amended as set forth on Schedule 5 hereto (as amended the “Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.
6.CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
7.RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
8.RELEASE BY BORROWER.

A.FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.
B.In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
D.This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.
E.Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:
1Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3The terms of this Loan Modification Agreement are contractual and not a mere recital.

4This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers by Borrower of any claims or matters released herein.
9.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
10.COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
[The remainder of this page is intentionally left blank]

    This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.
BORROWER:                        BANK:
APPIAN CORPORATION                SILICON VALLEY BANK

By:__/s/ Mark Lynch________________________        By:___/s/ Will Deevy__________________________
Name: Mark Lynch                    Name: Will Deevy
Title: Chief Financial Officer                Title: Managing Director
The undersigned hereby certifies, to the best of his or her knowledge, that the information set out in the Perfection Certificate is true, complete and correct.
Date:  December 30, 2021

By:    /s/ Mark Lynch

Name: Mark Lynch

Title: Chief Financial Officer

Email: mark.lynch@appian.com

Schedule 1

SOFR Margin:

Average Daily Usage	SOFR Margin
≥ 70%	2.25%
˂ 70% and > 40%	2.00%
˂ 25%	1.75%

Prime Rate Margin:

Average Daily Usage	Prime Rate Margin
≥ 70%	1.25%
˂ 70% and > 40%	1.00%
˂ 40%	0.75%

Unused Fee Rate:

Average Daily Usage	Unused Fee Rate
≥ 70%	0.00%
˂ 70% and ≥ 40%	0.10%
˂ 40%	0.20%

Schedule 2

EXHIBIT B

COMPLIANCE STATEMENT

TO:    SILICON VALLEY BANK                        Date:
FROM: APPIAN CORPORATION

Under the terms and conditions of the Third Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements	Within 45 days of quarter end for any quarter for which Borrower has obtained an extension for filing its 10-Q	Yes No N/A
Compliance Statement	With delivery of any 10-Q, 10-K or any other quarterly or annual financial statements	Yes No
Annual financial statement (CPA Audited)	FYE within 90 days for any fiscal year for which Borrower has obtained an extension for filing its 10-K	Yes No N/A
Board Projections	FYE or 45 and as amended/updated	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Financial Covenants	Required	Actual	Complies

Maintain at all times:
Adjusted Quick Ratio (at all times; tested quarterly) (only tested for quarters in which Net Cash is $50,000,000 or less at any time)	> 1.35 : 1.0	______ : 1.0	Yes No N/A

Financial Covenant Threshold	Threshold	Actual	Financial Covenant Applicable

Net Cash	< $50,000,000.00	$_________	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Schedule 1 to Compliance Statement
Financial Covenant of Borrower
    In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated:    ____________________
I.     Adjusted Quick Ratio (tested quarterly) (Section 6.7(a))

Required: > 1.35 : 1.0

Actual:     ___ : 1:0

A.	Aggregate value of Borrower’s and its Subsidiaries’ unrestricted and unencumbered cash, determined according to GAAP	$
B.	Aggregate value of Borrower’s and its Subsidiaries’ net billed accounts receivable, determined according to GAAP	$
C.	Quick Assets (the sum of lines A and B)	$
D.	All obligations and liabilities of Borrower and its Subsidiaries to Bank	$
E.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s and its Subsidiaries’ balance sheets (subject to the exceptions set forth in the definition of Total Liabilities, if applicable), including all Indebtedness, not otherwise reflected in line D above, that mature within one (1) year	$
F.	Current Liabilities (the sum of lines D and E)	$
G.	Current portion of Deferred Revenue	$
H.	Line F minus line G	$
I.	Adjusted Quick Ratio (line C divided by line H)

Is line I equal to or greater than or equal to 1.35 : 1.0?

      No, not in compliance          Yes, in compliance          N/A (Net Cash >$50,000,000.00
at all times)

Schedule 3

EXHIBIT C
FORM OF NOTICE OF BORROWING
[BORROWER NAME]
    Date: ______________
To:    Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Will Deevy
Email: WDeevy@svb.com
Re: Third Amended and Restated Loan and Security Agreement dated as of November 1, 2017 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Appian Corporation (“Borrower”), and Silicon Valley Bank (the “Bank”)
        Loan and Security Agreement dated as of ________ ___, 20____ (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between ________________ (individually and collectively, “Borrower”), Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance.
1.The Funding Date, which shall be a Business Day, of the requested borrowing is _______________.
2.The aggregate amount of the requested Advance is $_____________.
3.The requested Advance shall consist of $___________ of Prime Rate Advances and $______ of SOFR Advances.
4.The duration of the Interest Period for the SOFR Advances included in the requested Advance shall be __________ months.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
(a)    all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects or all respects, as applicable, as of such date;
(b)    no Event of Default has occurred and is continuing, or would result from such proposed Advance; and
(c)    the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount.

BORROWER
APPIAN CORPORATION

By: _______________________________________
Name: _____________________________________
Title:

[For internal Bank use only

SOFR Pricing Date	Term SOFR Reference Rate	SOFR Variance	Maturity Date
____%

Schedule 4

EXHIBIT D
FORM OF NOTICE OF CONVERSION/CONTINUATION

APPIAN CORPORATION
                                Date:
To:    Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Will Deevy
Email: WDeevy@svb.com    [also include email address of SVB account officer for Borrower]

Re: Third Amended and Restated Loan and Security Agreement dated as of November 1, 2017 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Appian Corporation (“Borrower”), and Silicon Valley Bank (the “Bank”)
    Loan and Security Agreement dated as of ________ ___, 20____ (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between ________________ (individually and collectively, “Borrower”),
Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:
1.    The date of the [conversion] [continuation] is                                            , 20___.
2.    The aggregate amount of the proposed Advances to be [converted] is
$                          or [continued] is $                                  .
3.    The Advances are to be [converted into] [continued as] [SOFR] [Prime Rate] Advances.
4.    The duration of the Interest Period for the SOFR Advances included in the [conversion] [continuation] shall be            months.
The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects or all respects, as applicable, as of such date;
(b)    no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and
(c)    the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount.

BORROWER
APPIAN CORPORATION

By: ________________________________________
Name: _____________________________________
Title:

[For internal Bank use only

SOFR Pricing Date	Term SOFR Reference Rate	SOFR Variance	Maturity Date
____%

Schedule 5

Amendments to Perfection Certificate

The Perfection Certificate is amended by inserting the following text to appear as a new Section 14, immediately following Section 13 thereof:
    14.    BENEFICIAL OWNERSHIP INFORMATION
a.    Is the Company any of the following:
(i)a public company or an issuer of securities that are registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934 or that is required to file reports under Section 15(d) of that Act;
(ii)an investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940;
(iii)an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940; or
(iv)a pooled investment vehicle operated or advised by a regulated financial institution (including an SEC-registered investment adviser)?
Yes     ☒     No    ☐
If yes, no further information is required for Sections 14(b), 14(c) or 14(d) below. If no, continue to 14(b).
b.    Is the Company a pooled investment vehicle that is not operated or advised by a regulated financial institution?
Yes     ☐     No    ☐
If yes, skip to Section 14(d) below. If no, continue to Section 14(c).
c.    Does any individual, directly or indirectly (for example, if applicable, through such individual’s equity interests in the Company’s parent entity), through any contract, arrangement, understanding, relationship or otherwise, own 25% or more of the equity interests of the Company:
Yes     ☐     No    ☐
            If yes, complete the following information. If no, continue to Section 14(d) below.

	Name	Date of birth	Residential address	For US Persons, Social Security Number: (non-US persons should provide SSN if available)	For Non-US Persons: Type of ID, ID number, country of issuance, expiration date	Percentage of ownership (if indirect ownership, explain structure)
1
2
3
4

            d.    Identify one individual with significant responsibility for managing the Company, i.e., an executive officer or senior manager (e.g., Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, Chief Operating Officer, Managing Member or General Partner) or any other individual who regularly performs similar functions. If appropriate, an individual listed in Section 14(c) above may also be listed here.

	Name	Date of birth	Residential address	For US Persons, Social Security Number: (non-US persons should provide SSN if available)	For Non-US Persons: Type of ID, ID number, country of issuance, expiration date
1